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Filed Pursuant to Rule 424(B)(5)
Registration No. 333-173829

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered Maximum Aggregate Offering Price	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Senior Notes	$500,000,000	$500,000,000	$58,050

Guarantees of Senior Notes	(2)	(2)	(2)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)
In accordance with Rule 457(n), no separate fee is payable with respect to guarantees of the senior notes being registered.

Prospectus Supplement
(To Prospectus Dated May 2, 2011)

Pentair, Inc.

$500,000,000

5.000% Senior Notes due 2021

         We are offering $500,000,000 aggregate principal amount of our 5.000% Senior Notes due 2021 (the "notes"). We will pay interest on the notes on May 15 and November 15 of each year, commencing November 15, 2011. The notes will mature on May 15, 2021.

         We may redeem the notes in whole or in part at any time at the applicable redemption prices set forth under "Description of the Notes and Guarantees—Optional Redemption." We must offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in this prospectus supplement in "Description of the Notes and Guarantees—Offer to Repurchase Upon a Change of Control Triggering Event."

         The notes are being issued to finance in part the acquisition of CPT (as defined in this prospectus supplement). This offering is not conditioned upon, and may be settled before, the closing of the CPT acquisition. If the CPT acquisition is not consummated on or prior to July 31, 2011 or our acquisition agreement for CPT is terminated on or prior to July 31, 2011, the notes are subject to special mandatory redemption, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, from the date of initial issuance to, but not including, the Special Mandatory Redemption Date (as defined in this prospectus supplement).

         The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior unsecured indebtedness. At the time of issuance, the notes will be guaranteed on a senior unsecured basis by certain of our subsidiaries. The notes will be structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries. See "Description of the Notes and Guarantees."

         We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. Currently, there is no public market for the notes.

         Investing in the notes involves risks, including those described in the "Risk Factors" section beginning on page S-9 of this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price(1)	99.804%	$499,020,000

Underwriting discounts and commissions	0.650%	$3,250,000

Proceeds, before expenses, to us	99.154%	$495,770,000

(1)
Plus accrued interest from May 9, 2011, if settlement occurs after that date.

         The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V. as operator of the Euroclear System, on or about May 9, 2011.

Joint Book-Running Managers

BofA Merrill Lynch		J.P. Morgan
US Bancorp

Co-Managers

Mitsubishi UFJ Securities	PNC Capital Markets LLC	Wells Fargo Securities

May 2, 2011.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes that we are offering and other matters relating to us and our financial condition. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. The description of the terms of the notes in this prospectus supplement supplements the description in the accompanying prospectus under "Description of Debt Securities," and to the extent it is inconsistent with that description, the information in this prospectus supplement replaces the information in the accompanying prospectus. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under "Where You Can Find More Information" in the accompanying prospectus. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any other offering material. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any other offering material, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless we otherwise indicate or the context otherwise requires, references in this prospectus supplement to "we," "us," "our" and "Pentair" refer to Pentair, Inc., a Minnesota corporation, and its consolidated subsidiaries, collectively.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. Neither we nor the underwriters are making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

ALTERNATIVE SETTLEMENT DATE

        It is expected that delivery of the notes will be made against payment therefor on or about May 9, 2011, which is the fifth business day following the date hereof (such settlement cycle being referred to as "T+5"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

S-ii

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and/or any other offering material, and the information incorporated by reference in this prospectus supplement, the accompanying prospectus and/or any other offering material, contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this prospectus supplement, the accompanying prospectus and/or any other offering material, including without limitation, statements regarding our future financial position, business strategy, targets and plans and objectives of management for future operations, are forward-looking statements. These forward-looking statements generally are identified by the words "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "project," or "continue," or similar words or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

  •
  our ability to close the Clean Process Technologies ("CPT") acquisition on anticipated terms and schedule, including the ability to obtain regulatory approval of the acquisition;

  •
  our ability to integrate the CPT acquisition successfully;

  •
  increased risks associated with operating foreign businesses, particularly as a result of the CPT acquisition;

  •
  general economic and political conditions, such as political instability, credit market uncertainty, the rate of economic growth or decline in our principal geographic or product markets or fluctuations in exchange rates;

  •
  changes in general economic and industry conditions in markets in which we participate, such as:

  •
  magnitude, timing and scope of the global economic recovery;

  •
  stabilization or strength of the North American housing markets;

  •
  the strength of product demand and the markets we serve;

  •
  the intensity of competition, including that from foreign competitors;

  •
  pricing pressures;

  •
  the financial condition of our customers;

  •
  market acceptance of our new product introductions and enhancements;

  •
  the introduction of new products and enhancements by competitors;

  •
  our ability to maintain and expand relationships with large customers;

  •
  our ability to source raw material commodities from our suppliers without interruption and at reasonable prices; and

  •
  our ability to source components from third parties, in particular from foreign manufacturers, without interruption and at reasonable prices;

  •
  our ability to access capital markets and obtain anticipated financing under favorable terms;

  •
  our ability to identify, complete and integrate acquisitions successfully and to realize expected synergies on our anticipated timetable;

  •
  changes in our business strategies, including acquisition and divestiture activities;

S-iii

  •
  any impairment of goodwill and indefinite-lived intangible assets as a result of deterioration in our markets;

  •
  domestic and foreign governmental and regulatory policies;

  •
  changes in operating factors, such as continued improvement in manufacturing activities and the achievement of related efficiencies, cost reductions and inventory risks due to shifts in market demand and costs associated with moving production to lower-cost locations and faster growth;

  •
  our ability to generate savings from our excellence in operations initiatives consisting of lean enterprise, supply management and cash flow practices;

  •
  unanticipated developments that could occur with respect to contingencies such as litigation, intellectual property matters, product liability exposures and environmental matters;

  •
  our ability to accurately evaluate the effects of contingent liabilities such as tax, product liability, environmental and other claims; and

  •
  those we identify under "Risk Factors" in this prospectus supplement or in the documents incorporated by reference.

        The foregoing list is not exhaustive and new risks and uncertainties may emerge or changes to the foregoing may occur that would impact our business. Except as required by law, we assume no obligation, and disclaim any duty, to update the forward-looking statements in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference. We urge you to carefully review and consider the disclosures made in this prospectus supplement, the accompanying prospectus and our reports filed with the Securities and Exchange Commission ("SEC") and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

S-iv

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement, including "Risk Factors," the accompanying prospectus, any other offering material and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus carefully before making a decision to invest in the notes.

 Company Overview

        Pentair, Inc. is a focused diversified industrial manufacturing company comprised of two operating segments: Water and Technical Products. Our Water Group is a global leader in providing innovative products and systems used worldwide in the safe, energy-efficient movement, storage, treatment and enjoyment of water. Our Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components and protect the people that use them. In 2010, we had total revenues of $3.0 billion and our Water Group and Technical Products Group accounted for approximately 2/3 and 1/3 of such revenues, respectively.

Water Group

        Our Water Group offers a broad array of products and systems to multiple markets and customers. The core competencies of our Water Group center around flow and filtration. Our Water Group focuses its business portfolio on the following vertical markets, which represented the following percentages of fiscal 2010 Water Group sales: Residential (56%), Municipal and Desalination (12%), Commercial (13%), Industrial (14%) and Agriculture (5%). We are organized around the following global business units:

        Residential Flow.    Our Residential Flow business is a leader in global residential water pumps. We primarily serve residential well water installers and residential end-users, waste water dealers and distributors. We manufacture and sell products ranging from light duty diaphragm pumps to solid handling pumps designed for water and wastewater applications and agricultural spraying, as well as pressure tanks for residential applications. Applications for our broad range of products include pumps for residential wells, water treatment, wastewater solids handling, pressure boosting, engine cooling, fluid delivery, circulation and transfer.

        Residential Filtration.    Our Residential Filtration business competes in residential and commercial water softening and filtration markets globally. We manufacture and sell control valves, pressure tanks, membranes, carbon products, point of entry and point of use systems and other filter cartridges. Residential Filtration products are used in the manufacture of water softeners; filtration and deionization systems; and commercial and residential water filtration applications. Our Residential Filtration business was formed by a transaction between GE Water & Process Technologies (a unit of General Electric Company ("GE")) and Pentair.

        Pool.    Our Pool business manufactures and sells a complete line of commercial and residential pool equipment and accessories including pumps, filters, heaters and heat pumps, lights, automatic controls, automatic pool cleaners, commercial deck equipment, maintenance equipment and pool accessories. Applications for our pool products include commercial and residential pool maintenance, repair and renovation as well as service and construction. Our Pool business predominantly serves the North American market.

        Engineered Flow.    Our Engineered Flow business is a global leader in municipal, commercial and industrial water and fluid handling markets. We primarily serve commercial end-users; waste water dealers and distributors; commercial and industrial operations; and municipal water treatment facilities. We manufacture and sell products ranging from light duty diaphragm pumps to high-flow turbine pumps and solid handling pumps designed for water, wastewater and a variety of industrial applications. Applications for our broad range of products include pumps for municipal wells, water treatment, wastewater solids handling, pressure boosting, engine cooling, fluid delivery, circulation, fire suppression and transfer.

        Filtration Solutions.    Our Filtration Solutions business competes in selected commercial and industrial markets for both water and other fluid filtration as well as in desalination and reverse osmosis projects globally. We manufacture and sell filter systems, filter cartridges, pressure vessels and specialty dispensing pumps providing flow solutions for specific end-user market applications including, commercial, foodservice, industrial, marine and aviation. Filtration Solutions products are used in the manufacture of filtration, deionization and desalination systems; industrial and commercial water filtration applications; and filtration and separation technologies for hydrocarbon, medical and hydraulic applications.

Technical Products Group

        Our Technical Products Group focuses its business portfolio on the following primary vertical markets, which represented the following percentages of Technical Products Group fiscal 2010 sales: Industrial (34%), Communications (24%), General Electronics (10%), Energy (10%) and Commercial, Security and Defense, Infrastructure and Medical (these four vertical markets combined represented approximately 22%). Products include metallic and composite enclosures, cabinets, cases, subracks, backplanes and associated thermal management systems. Applications served include industrial machinery, data communications, networking, telecommunications, test and measurement, automotive, medical, security, defense and general electronics.

Recent Developments

Proposed Acquisition of the Clean Process Technologies division of Norit Holding B.V.

        On April 2, 2011, we entered into a definitive agreement to acquire the Clean Process Technologies ("CPT") division, a global leader in innovative membrane technology and ultra filtration, from privately held Norit Holding, B.V. The purchase price is €503 million (approximately $700 million based on the exchange rate on such date), plus an amount, which we expect to be minimal, equal to third party debt of CPT at closing less cash of CPT available to pay off such bank debt. We intend to fund the CPT acquisition with a combination of cash, funds available under our new revolving credit facility as described below under "—New Revolving Credit Facility" and the proceeds from this offering. See "Use of Proceeds." In 2010, CPT reported on an International Financial Reporting Standards (IFRS) basis €222 million of net sales (approximately $294 million based on the average exchange rate for 2010).

        CPT is a global leader in membrane solutions and clean process technologies in the high growth water and beverage filtration and separation segments. Supported by more than a century of innovation and expertise and backed by its own proprietary technology, CPT provides sustainable purification systems and solutions for desalination, water reuse, industrial applications and beverage segments that effectively address the increasing challenges of clean water scarcity, rising energy costs and pollution. CPT's product offerings include innovative ultrafiltration and nanofiltration membrane technologies, aseptic valves, CO2 recovery and control systems and specialty pumping equipment. Based in the Netherlands, CPT has broad sales diversity with 44 percent of 2010 revenues generated in European

Union countries, 9 percent in rest-of-Europe, 8 percent in Latin America, 8 percent in North America and 12 percent in other areas, consisting primarily of the Middle East.

        We expect the CPT acquisition to close in the second quarter of 2011, subject to satisfaction of customary conditions, including, (i) the transaction having been cleared by the German regulatory authority or deemed to be cleared pursuant to the lapse of the applicable waiting period, (ii) subject to certain exceptions, the accuracy of the warranties of the other party contained in the agreement, and (iii) material compliance of the other party with its agreements and obligations contained in the agreement. The agreement contains certain termination rights for both parties if the conditions are not satisfied by June 30, 2011. Our acquisition agreement for CPT contains customary warranties and covenants of each of the parties. Warranties regarding CPT and its business have only been made by the CPT entity we will acquire. This description of our acquisition agreement for CPT does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which is filed as an exhibit to our Current Report on Form 8-K dated April 2, 2011.

        The CPT acquisition is not conditioned upon the closing of this offering. This offering is not conditioned upon, and may be settled before, the closing of the CPT acquisition. See "Description of the Notes and Guarantees—Special Mandatory Redemption."

New Revolving Credit Facility

        On April 28, 2011, we entered into a new credit agreement, which replaced our existing credit agreement. The new credit agreement provides for a revolving credit facility in an amount up to $700 million and incremental loan commitments, subject to the satisfaction of certain conditions, including obtaining the consent of the lenders participating in the increase, in an aggregate principal amount of up to $200 million. The credit agreement provides for interest only payments until April 28, 2016, when the entire then outstanding principal balance is due. We intend to borrow a portion of the funds available under this revolving credit facility to finance in part the CPT acquisition. See "Capitalization."

The Offering

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes and Guarantees" section of this prospectus supplement and the "Description of Debt Securities" section of the accompanying prospectus contain a more detailed description of the terms and conditions of the notes. As used in this section, "we," "our," "us" and "Pentair" refer to Pentair, Inc. and not to its subsidiaries.

Issuer	Pentair, Inc.
Securities Offered	$500,000,000 aggregate principal amount of 5.000% Senior Notes due 2021 (the "notes").
Maturity	The notes will mature on May 15, 2021.
Interest	Interest on the notes will accrue from May 9, 2011 and will be payable on May 15 and November 15 of each year, beginning November 15, 2011.
Optional Redemption	We may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to the greater of
• 100% of the principal amount of the notes being redeemed; and

•       the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate (as defined herein) plus 25 basis points.

At any time on or after the date that is three months prior to the maturity date of the notes, we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

In each case, we will also pay the accrued and unpaid interest on the principal amount being redeemed to the redemption date. See "Description of the Notes and Guarantees—Optional Redemption."
Special Mandatory Redemption

If the acquisition of CPT is not consummated by July 31, 2011, the notes will be subject to special mandatory redemption, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, from the date of initial issuance to, but not including, the Special Mandatory Redemption Date. See "Description of the Notes and Guarantees—Special Mandatory Redemption."

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a "Change of Control Triggering Event" (as defined herein), we will be required, unless we have given written notice with respect to a redemption of the notes, within a specified period, to make an offer to purchase all notes at a price equal to 101% of the principal amount outstanding on the date of such change of control, plus any accrued and unpaid interest to the date of repurchase. See "Description of the Notes and Guarantees—Offer to Repurchase Upon a Change of Control Triggering Event."

Guarantees

The notes will be fully and unconditionally guaranteed by each of our current and future wholly-owned domestic subsidiaries that from time to time is a guarantor under our primary bank credit facility.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our current and future unsecured and unsubordinated indebtedness, including any borrowings under our credit facility, and senior to all of our future subordinated debt. The guarantees will be the subsidiary guarantors' unsecured and unsubordinated indebtedness, and senior to all of the subsidiary guarantors' future subordinated debt. The notes and the guarantees will effectively rank junior to any of our and the subsidiary guarantors' current and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of April 2, 2011, we had $0.1 million of secured indebtedness. The notes will not be guaranteed by all of our subsidiaries and will therefore be effectively subordinated to all existing and future liabilities of our subsidiaries that are not guaranteeing the notes (excluding any amounts owed by such subsidiaries to us or any subsidiary guarantor). For the three months ended April 2, 2011 and for the year ended December 31, 2010, our non-guarantor subsidiaries accounted for $341.6 million and $1,189.6 million of our consolidated net sales and $22.2 million and $64.3 million of our consolidated income from continuing operations. As of April 2, 2011, the total outstanding liabilities of our non-guarantor subsidiaries was approximately $1,869.2 million, including trade payables, and the total assets of such subsidiaries was approximately $2,499.2 million.

Certain Covenants	The indenture governing the notes will, among other things, limit our ability to:
• incur indebtedness secured by principal properties;
• enter into certain sale and leaseback transactions with respect to principal properties; and
• enter into certain mergers, consolidations and transfers of all or substantially all of the assets of us and our subsidiaries on a consolidated basis.

The above restrictions are subject to significant exceptions. See "Description of the Notes and Guarantees—Certain Covenants" and "Description of Debt Securities—Consolidation, Merger or Sale of Assets" in the accompanying prospectus.

Form and Denomination

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective United States ("U.S.") depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issues

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably (except for the issue date, the public offering price and the first interest payment date) with the notes of a series in all respects, as described under "Description of the Notes and Guarantees—General."

Use of Proceeds

We intend to use the net proceeds of this offering to finance in part the Clean Process Technologies ("CPT") acquisition and pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes. If the CPT acquisition is not completed for any reason, we intend to use the net proceeds of this offering to fund the mandatory redemption of all outstanding notes. See "Description of the Notes and Guarantees—Special Mandatory Redemption." Pending any such use, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. See "Use of Proceeds."

Material U.S. Federal Income Tax Considerations	See "Material U.S. Federal Income Tax Considerations."
Risk Factors	Investing in the notes involves risks. See "Risk Factors" for a description of certain risks you should particularly consider before investing in the notes.
Governing Law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
Trustee	Wells Fargo Bank, National Association.

Summary Consolidated Financial Information

        The following summary of our consolidated financial information as of and for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 has been derived from, and is qualified by reference to, our audited consolidated financial statements and related notes. The following summary consolidated financial information as of and for the three months ended April 2, 2011 and April 3, 2010 has been derived from, and is qualified by reference to, our unaudited consolidated financial statements and related notes. This information is only a summary and you should read it in conjunction with our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited interim period financial information, in our opinion, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the three months ended April 2, 2011 are not necessarily indicative of the results to be expected for the full fiscal year.

	Year Ended December 31,					Three Months Ended
	2006	2007(1)	2008(2)	2009	2010	April 3, 2010	April 2, 2011
	(in millions)
Income Statement Data
Net sales	$3,022.6	$3,280.9	$3,352.0	$2,692.5	$3,030.8	$707.0	$790.3
Operating income	312.9	379.0	324.7	219.9	334.2	63.6	86.2
Net income from continuing operations attributable to Pentair, Inc.	186.3	212.1	256.4	115.5	198.5	34.8	50.5
Balance Sheet Data (end of period):
Cash and cash equivalents	$54.8	$70.8	$39.3	$33.4	$46.1	$46.8	$57.1
Total assets	3,365.0	4,000.6	4,053.2	3,911.3	3,973.5	3,981.2	4,162.7
Total debt	743.6	1,060.6	954.1	805.6	707.5	866.1	808.4
Total shareholders' equity	1,670.0	1,910.9	2,020.1	2,126.3	2,205.0	2,112.1	2,282.4
Other Data
Ratio of Earnings to Fixed Charges(3)	5.2x	4.8x	6.0x	4.3x	7.2x	5.3x	7.2x

(1)
In February and April 2007, we acquired the outstanding shares of capital stock of Jung Pump and all of the capital interests of Porous Media, respectively, as part of our Water Group. In May 2007, we acquired as part of our Technical Products Group the assets of Calmark.

(2)
In June 2008, we entered into a transaction with GE that was accounted for as an acquisition of an 80.1 percent ownership interest in GE's global water softener and residential water filtration business in exchange for a 19.9 percent interest in our global water softener and residential water filtration business.

(3)
For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income before income taxes and noncontrolling interests plus equity (income) losses of unconsolidated subsidiaries, plus fixed charges. Fixed charges consist of interest expensed and an estimate of interest within rental expense.

RISK FACTORS

        Before you invest in the notes, you should consider the factors set forth below, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the following risks and uncertainties develops into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected. In that case, the trading price of the notes could decline and you may lose all or part of your investment.

Risks Related to Our Business

We may not realize the anticipated benefits of the CPT acquisition and any benefit may take longer to realize than we expect.

        The CPT acquisition involves the integration of CPT's operations with our existing operations, and there are uncertainties inherent in such an integration. We will be required to devote significant management attention and resources to integrating CPT's operations. Delays or unexpected difficulties in the integration process could adversely affect our business, financial results and financial condition. Even if we are able to integrate CPT's operations successfully, this integration may not result in the realization of the full benefits of revenue synergies, cost savings and operational efficiencies that we expect or the achievement of these benefits within a reasonable period of time. In addition, we may have not discovered during the due diligence process, and we may not discover prior to closing, all known and unknown factors regarding CPT that could produce unintended and unexpected consequences for us. Undiscovered factors could result in us incurring financial liabilities, which could be material, and in us not achieving the expected benefits from the CPT acquisition within our desired time frames, if at all.

Increased leverage may harm our financial condition and results of operations.

        As of April 2, 2011, we had $808.4 million of total debt on a consolidated basis. We expect our indebtedness to increase materially in connection with our acquisition of CPT. In addition to issuing the notes offered hereby, we expect to borrow approximately $209.4 million under our revolving credit facility to fund the CPT acquisition. We and our subsidiaries may incur additional indebtedness in the future and, subject to limitations on the amount of secured indebtedness we may incur as described under "Description of the Notes and Guarantees," the indenture governing the notes does not restrict us from incurring indebtedness in the future. This increase and any future increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

  •
  our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be reduced;

  •
  our flexibility in planning for, or reacting to, changes in our business and our industry may be reduced; and

  •
  our flexibility to make acquisitions and develop technology may be limited.

        Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other cash requirements, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our indebtedness, including the notes;

  •
  to sell selected assets or businesses; or

  •
  to reduce or delay planned capital or operating expenditures.

        Such measures might not be sufficient to enable us to service our debt and meet our other cash requirements, including the notes. In addition, any such financing, refinancing or sale of assets might not be available at all or on economically favorable terms.

General economic conditions, including difficult credit and residential construction markets, affect demand for our products.

        We compete around the world in various geographic regions and product markets. Among these, the most significant are global industrial markets (for both the Technical Products and Water Groups) and residential markets (for the Water Group). Important factors for our businesses include the overall strength of the economy and our customers' confidence in the economy; industrial and governmental capital spending; the strength of the residential and commercial real estate markets; unemployment rates; availability of consumer and commercial financing for our customers and end-users; and interest rates. New construction for residential housing and home improvement activity fell in 2007, 2008 and 2009, which reduced revenue growth in the residential businesses within our Water Group. While we saw some stabilization in 2010, we believe that weakness in this market could negatively impact our revenues and margins in future periods. Further, while we attempt to minimize our exposure to economic or market fluctuations by serving a balanced mix of end markets and geographic regions, we cannot assure you that a significant or sustained downturn in a specific end market or geographic region would not have a material adverse effect on us.

Our inability to sustain organic growth could adversely affect our financial performance.

        Over the past five years, our organic growth has been generated in part from expanding international sales, entering new distribution channels, introducing new products and price increases. To grow more rapidly than our end markets, we would have to continue to expand our geographic reach, further diversify our distribution channels, continue to introduce new products and increase sales of existing products to our customer base. Difficult economic and competitive factors materially and adversely impacted our financial performance in 2009. These conditions started to improve in many of our end markets in 2010, but we cannot assure you that these markets will continue to improve nor that we will be able to increase revenues and profitability to match our earlier financial performance. We have chosen to focus our growth initiatives in specific end markets and geographies. We cannot assure you that these growth initiatives will be sufficient to offset revenue declines in other markets.

Our businesses operate in highly competitive markets, so we may be forced to cut prices or to incur additional costs.

        Our businesses generally face substantial competition in each of their respective markets. Competition may force us to cut prices or to incur additional costs to remain competitive. We compete on the basis of product design, quality, availability, performance, customer service and price. Present or future competitors may have greater financial, technical or other resources which could put us at a disadvantage in the affected business or businesses. We cannot assure you that these and other factors will not have a material adverse effect on our future results of operations.

Material cost and other inflation have adversely affected and could continue to affect our results of operations.

        In the past, we have experienced material cost and other inflation in a number of our businesses. We strive for productivity improvements and implement increases in selling prices to help mitigate cost increases in raw materials (especially metals and resins), energy and other costs such as pension, health care and insurance. We continue to implement our excellence in operations initiatives in order to mitigate the impacts of this inflation and continuously reduce our costs. We cannot assure you, however, that these actions will be successful in managing our costs or increasing our productivity. Continued cost inflation or failure of our initiatives to generate cost savings or improve productivity would likely negatively impact our results of operations.

We are exposed to political, economic and other risks that arise from operating a multinational business.

        Sales outside of the United States, including export sales from our domestic businesses, accounted for approximately 34% of our net sales in both 2010 and 2009. If we complete the CPT acquisition, our sales outside of the United States will increase materially. Further, most of our businesses obtain some products, components and raw materials from foreign suppliers. Accordingly, our business is subject to the political, economic and other risks that are inherent in operating in numerous countries. These risks include:

  •
  changes in general economic and political conditions in countries where we operate, particularly in emerging markets;

  •
  relatively more severe economic conditions in some international markets than in the United States;

  •
  the difficulty of enforcing agreements and collecting receivables through foreign legal systems;

  •
  trade protection measures and import or export licensing requirements;

  •
  the possibility of terrorist action against us or our operations;

  •
  the imposition of tariffs, exchange controls or other trade restrictions;

  •
  difficulty in staffing and managing widespread operations in non-U.S. labor markets;

  •
  changes in tax laws or rulings could have an adverse impact on our effective tax rate;

  •
  the difficulty of protecting intellectual property in foreign countries; and

  •
  required compliance with a variety of foreign laws and regulations.

        As a result of our international operations and sales, we are subject to the Foreign Corrupt Practice Act ("FCPA") and other laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. Our international activities create the risk of unauthorized payments or offers of payments in violation of the FCPA by one of our employees, consultants, sales agents or distributors, because these parties are not always subject to our control. Any violations of the FCPA could result in significant fines, criminal sanctions against us or our employees, and prohibitions on the conduct of our business, including our business with the U.S. government. In addition, CPT has previously conducted business in countries that are subject to economic sanctions by the U.S. government. To the extent these sanctions prohibit CPT from selling its products in such countries after we acquire CPT, CPT may have reduced revenues and we could be subject to liability for not being able to fulfill contracts CPT entered into prior to its acquisition by us.

        Our business success depends in part on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or on our business as a whole.

Our international operations are subject to foreign market and currency fluctuation risks.

        We expect the percentage of our sales outside of the United States to increase in the future, including due to the completion of the CPT acquisition. Over the past few years, the economies of some of the foreign countries in which we do business have had slower growth than the U.S. economy. The European Union currently accounts for the majority of our foreign sales and income, in which our most significant European market is Germany, and we expect it to continue to do so after the completion of the CPT acquisition. In addition, we have a significant and growing business in the Asia-Pacific region, but the economic conditions in countries in this region are subject to different growth expectations, market weaknesses and business practices. We cannot predict how changing market conditions in these regions will impact our financial results.

        We are also exposed to the risk of fluctuation of foreign currency exchange rates which may affect our financial results as we manufacture and source certain products, components and raw materials throughout the world.

We have significant goodwill and intangible assets and future impairment of our goodwill and intangible assets could have a material negative impact on our financial results.

        We test goodwill and indefinite-lived intangible assets for impairment on an annual basis, by comparing the estimated fair value of each of our reporting units to their respective carrying values on their balance sheets. At April 2, 2011 our goodwill and intangible assets were approximately $2,558.7 million and represented approximately 61.5% of our total assets. As a result of the CPT acquisition, our goodwill and intangible assets will increase. Long-term declines in projected future cash flows could result in future goodwill and intangible asset impairments. Because of the significance of our goodwill and intangible assets, any future impairment of these assets could have a material adverse effect on our financial results.

Seasonality of sales and weather conditions may adversely affect our financial results.

        We experience seasonal demand in a number of markets within our Water Group. End-user demand for pool equipment in our primary markets follows warm weather trends and is at seasonal highs from April to August. The magnitude of the sales increase is partially mitigated by employing some advance sale or "early buy" programs (generally including extended payment terms and/or additional discounts). Demand for residential and agricultural water systems is also impacted by weather patterns, particularly by heavy flooding and droughts. We cannot assure you that seasonality and weather conditions will not have a material adverse effect on our results of operations.

Intellectual property challenges may hinder product development and marketing.

        Patents, non-compete agreements, proprietary technologies, customer relationships, trade marks, trade names and brand names are important to our business. Intellectual property protection, however, may not preclude competitors from developing products similar to ours or from challenging our names or products. Over the past few years, we have noticed an increasing tendency for participants in our markets to use conflicts over and challenges to intellectual property as a means to compete. Patent and trademark challenges increase our costs to develop, engineer and market our products.

Our results of operations may be negatively impacted by litigation.

        Our businesses expose us to potential litigation, such as product liability claims relating to the design, manufacture and sale of our products. While we currently maintain what we believe to be suitable product liability insurance, we cannot assure you that we will be able to maintain this insurance on acceptable terms or that this insurance will provide adequate protection against potential liabilities. In addition, we self-insure a portion of product liability claims. A series of successful claims against us for significant amounts could materially and adversely affect our product reputation, financial condition, results of operations and cash flows.

We may not be able to expand through acquisitions and acquisitions we complete may adversely affect our financial performance.

        We intend to continue to evaluate strategic acquisitions primarily in our current business segments, though we may consider acquisitions outside of these segments as well. Our ability to expand through acquisitions is subject to various risks, including the following:

  •
  Limitations on pursuing acquisitions due to increased leverage as a result of the CPT acquisition;

  •
  Higher acquisition prices;

  •
  Lack of suitable acquisition candidates in targeted product or market areas;

  •
  Increased competition for acquisitions, especially in the water industry;

  •
  Inability to integrate acquired businesses effectively or profitably; and

  •
  Inability to achieve anticipated synergies or other benefits from acquisitions.

        Acquisitions we may undertake could have a material adverse effect on our operating results, particularly in the fiscal quarters immediately following the acquisitions, while we attempt to integrate operations of the acquired businesses into our operations. Once integrated, acquired operations may not achieve the levels of financial performance originally anticipated.

The availability and cost of capital could have a negative impact on our financial performance.

        Our plans to vigorously compete in our chosen markets will require additional capital for future acquisitions, capital expenditures, growth of working capital and continued international and regional expansion. In the past, we have financed growth of our businesses primarily through cash from operations and debt financing. While we refinanced our primary credit agreement in April 2011 on what we believe to be favorable terms, future acquisitions or other uses of funds may require us to expand our debt financing resources or to issue equity securities. Our financial results may be adversely affected if new financing is not available on favorable terms or if interest costs under our debt financings are higher than the income generated by acquisitions or other internal growth. We cannot assure you that we will be able to issue equity securities or obtain future debt financing at favorable terms. Without sufficient financing, we will not be able to pursue our targeted growth strategy and our acquisition program, which may limit our revenue growth and future financial performance.

We are exposed to potential environmental and other laws, liabilities and litigation.

        We are subject to federal, state, local and foreign laws and regulations governing our environmental practices, public and worker health and safety and the indoor and outdoor environment. Compliance with these environmental, health and safety regulations could require us to satisfy environmental liabilities, increase the cost of manufacturing our products or otherwise adversely affect our business, financial condition and results of operations. Any violations of these laws by us could cause us to incur unanticipated liabilities that could harm our operating results and cause our business to suffer. We are also required to comply with various environmental laws and maintain permits, some of which are subject to discretionary renewal from time to time, for many of our businesses and we could suffer if we are unable to renew existing permits or to obtain any additional permits that we may require.

        We have been named as defendants, targets or potentially responsible parties ("PRP") in a number of environmental clean-ups relating to our current or former business units. We have disposed of a number of businesses in recent years and in certain cases, we have retained responsibility and potential liability for certain environmental obligations. We have received claims for indemnification from certain purchasers. We may be named as a PRP at other sites in the future for existing business units, as well as both divested and acquired businesses.

        We cannot ensure you that environmental requirements will not change or become more stringent over time or that our eventual environmental clean-up costs and liabilities will not exceed the amount of our current reserves.

We are exposed to certain regulatory and financial risks related to climate change.

        Climate change is receiving ever increasing attention worldwide. Many scientists, legislators and others attribute global warming to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. The U.S. Congress and federal and state regulatory agencies have been considering legislation and regulatory proposals that would regulate and limit greenhouse gas emissions. It is uncertain whether, when and in what form a federal mandatory carbon dioxide emissions reduction program may be adopted. Similarly, certain countries have adopted the Kyoto Protocol and this and other international initiatives under consideration could affect our international operations. These actions could increase costs associated with our operations, including costs for raw materials and transportation. Because it is uncertain what laws will be enacted, we cannot predict the potential impact of such laws on our future consolidated financial condition, results of operations or cash flows.

Risks Related to the Notes

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

        Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. Please read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the factors that could affect our financial and operating performance.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

        While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. In addition, the definition of the term "change of control triggering event" does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a change of control triggering event, we would not be required to offer to repurchase your notes prior to their maturity.

        Furthermore, the indenture for the notes does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

  •
  limit our ability to incur indebtedness that is equal in right of payment to the notes;

  •
  restrict our subsidiaries' ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

  •
  limit the ability of our subsidiaries to service indebtedness;

  •
  restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

  •
  restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

        As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes and subsidiary guarantees are effectively subordinated to the indebtedness of our subsidiaries that are not guaranteeing the notes.

        We expect that only certain of our subsidiaries will guarantee our payment obligations on the notes. Our and the subsidiary guarantors' right to participate in any distribution of assets of any non-guarantor subsidiary upon that subsidiary's dissolution, winding-up, liquidation, reorganization or otherwise is subject to the prior claims of the creditors of that subsidiary, except to the extent that we or a subsidiary guarantor is a creditor of the subsidiary and we or such subsidiary guarantor's claims are recognized. Therefore, the notes and subsidiary guarantees will be effectively subordinated to all indebtedness and other obligations of our non-guarantor subsidiaries (excluding any amounts owed by such subsidiaries to us or any subsidiary guarantor). Our non-guarantor subsidiaries are separate legal entities and have no obligations to pay any amounts due on the notes. For the three months ended April 2, 2011 and for the year ended December 31, 2010, our non-guarantor subsidiaries accounted for $341.6 million and $1,189.6 million of our consolidated net sales and $22.2 million and $64.3 million of our consolidated income from continuing operations. As of April 2, 2011, the total outstanding liabilities of our non-guarantor subsidiaries was approximately $1,869.2 million, including trade payables, and the total assets of such subsidiaries was approximately $2,499.2 million.

        If the notes are not guaranteed by any of our subsidiaries, then the notes will be effectively subordinated to all indebtedness and other obligations of all of our subsidiaries (excluding any items owed by such subsidiaries to us). The indenture governing the notes does not limit the ability of our subsidiaries to incur additional unsecured indebtedness.

The indenture does not restrict the amount of additional debt that we may incur.

        The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

A portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries.

        A portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends partially on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and, except for the guarantors of the notes, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the notes. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

We may redeem your notes at our option, which may adversely affect your return.

        As described under "Description of the Notes and Guarantees—Optional Redemption," we have the right to redeem the notes in whole or in part from time to time. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may not be able to repurchase all of the notes upon a change of control triggering event in accordance with the indenture, which would result in a default under the notes.

        Upon the occurrence of a change of control triggering event under the indenture governing the notes, we will be required to offer to repurchase the notes at a price of 101% of the aggregate principal amount of the notes outstanding on the date of such change of control plus accrued and unpaid interest. However, we may not have sufficient funds to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness. The failure to make such repurchase in accordance with the indenture would result in a default under the notes. For more information, see "Description of the Notes and Guarantees—Offer to Purchase Upon a Change of Control Triggering Event."

If we do not complete the CPT acquisition by July 31, 2011, then we will be required to redeem all of the notes and, as a result, holders of the notes may not obtain their expected return on the notes.

        We may not be able to complete the CPT acquisition within the time period specified under "Description of the Notes and Guarantees—Special Mandatory Redemption." Our ability to consummate the CPT acquisition is subject to various closing conditions, including regulatory approvals and other matters that are beyond our control. If we are not able to consummate the CPT acquisition within the time period specified under "Description of the Notes and Guarantees—Special Mandatory Redemption," we will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the redeemed notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. We may not, however, have sufficient financial resources available to satisfy our obligations to redeem the required aggregate principal amount of the notes. In addition, even if we are able to redeem sufficient notes pursuant to a mandatory redemption, holders of the notes may not obtain their expected return on the notes.

        Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the special mandatory redemption provision as long as the CPT acquisition closes within the specified timeframe, nor will you have any right to require us to redeem your notes if, between the closing of the notes offering and the closing of the CPT acquisition, we experience any changes in our business or financial condition or if the terms of the CPT acquisition change.

There may be no public trading market for the notes.

        The notes are a new issue of securities for which there is currently no established trading market. A market for the notes may not develop or, if one does develop, it may not be maintained. If a market develops, the notes could trade at prices that may be higher or lower than the initial offering price or the price at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, the market for similar securities, the redemption, if any, and repayment features of the notes to be sold and the time remaining to maturity of your notes. We have not applied and do not intend to apply for listing the notes on any securities exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

Ratings of the notes may not reflect all risks of an investment in the notes.

        The notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading values of, your notes.

An increase in market rates could result in a decrease in the value of the notes.

        In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Federal and state fraudulent transfer laws may permit a court to void any guarantee, and, if that occurs, you may not receive any payments on such guarantee.

        Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, a guarantee may be voided as a fraudulent transfer or conveyance if (l) the guarantor incurred or transferred the guarantee with the intent of hindering, delaying or defrauding creditors or (2) the guarantor received less than reasonably equivalent value or fair consideration in return for incurring the guarantee and, in the case of (2) only, one of the following is also true at the time thereof:

  •
  the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

  •
  the incurrence of the guarantee left the guarantor with an unreasonably small amount of capital to carry on its business;

  •
  the guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature; or

  •
  the guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

        If a court were to find that the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the guarantee or subordinate the guarantee to the guarantor's presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to any such guarantee. If it is found that a fraudulent transfer or conveyance has occurred, you may not receive any repayment on the notes with respect to such guarantee.

        As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or retires or redeems equity securities issued by the debtor.

        We cannot be certain of the standards that a court would use to determine whether reasonably equivalent value or fair consideration was received or whether or not a guarantor was solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of its guarantees would not be voided or subordinated to any of its other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

 USE OF PROCEEDS

        We estimate that our net proceeds from this offering will be approximately $494.8 million after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering to finance in part the CPT acquisition and pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes. If the CPT acquisition is not completed for any reason, we intend to use the net proceeds of this offering to fund the mandatory redemption of all outstanding notes. See "Description of the Notes and Guarantees—Special Mandatory Redemption." Pending any such use, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. This offering is not conditioned on the closing of the CPT acquisition, and there can be no assurance that we will consummate the CPT acquisition.

 CAPITALIZATION

        The following table sets forth our capitalization as of April 2, 2011:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to this offering and the use of the net proceeds as described under "Use of Proceeds" prior to the completion of the CPT acquisition; and

  •
  on an as adjusted basis, giving effect to this offering, the completion of the CPT acquisition and our borrowing of $209.4 million under our revolving credit facility to partially fund the CPT acquisition as described under "Summary—New Revolving Credit Facility."

        This table should be read in conjunction with "Summary—Summary Consolidated Financial Data" and "Use of Proceeds" contained in this prospectus supplement and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	At April 2, 2011
	Actual	As Adjusted for the Offering	As Adjusted for the Offering and the Acquisition
	(In thousands, except share and per share data)
Cash and cash equivalents(1)	$57,134	$551,904	$57,134

Total debt:
Revolving credit facilities(1)	$197,300	$197,300	$406,730
Private placement—fixed rate	400,000	400,000	400,000
Private placement—floating rate	205,000	205,000	205,000
Other	6,127	6,127	6,127
Notes offered hereby(1)	—	500,000	500,000

Total debt	808,427	1,308,427	1,517,857
Stockholders' equity:
Common shares par value $0.16 2/3; 98,419,314 shares issued and outstanding	16,403	16,403	16,403
Additional paid-in capital	476,930	476,930	476,930
Retained earnings	1,655,302	1,655,302	1,655,302
Accumulated other comprehensive income	18,525	18,525	18,525
Noncontrolling interest	115,284	115,284	115,284

Total stockholders' equity	2,282,444	2,282,444	2,282,444

Total capitalization	$3,090,871	$3,590,871	$3,800,301

(1)
The purchase price for the CPT acquisition is €503 million (approximately $700 million based on the exchange rate on April 2, 2011), plus an amount, which we expect to be minimal, equal to third party debt of CPT at closing less cash of CPT available to pay off such bank debt. We intend to fund the CPT acquisition with a combination of cash, funds available under our new revolving credit facility and the proceeds from this offering.

DESCRIPTION OF THE NOTES AND GUARANTEES

        The summary herein of certain provisions of the indenture governing the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture (which has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part), as supplemented by a supplemental indenture to be entered into between us and the trustee, including definitions therein of certain terms. In this description, the terms the "Company," "we," "our" and "us" refer to the Pentair, Inc., the issuer of the notes, and not to any of its subsidiaries.

General

        The notes will be issued under an indenture dated as of May 2, 2011 between us and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture to be entered into between us and the trustee (together with the base indenture, the "indenture"). The notes will be a separate series of our "debt securities" (as that term is used in the accompanying prospectus).

        The notes will initially be limited to $500,000,000 in aggregate principal amount. The indenture will not limit the amount of debt securities that we may issue under the indenture and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an "event of default" (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to the notes.

        The notes will mature on May 15, 2021 and will bear interest at an annual rate of 5.000% per year.

        Interest on the notes will accrue from May 9, 2011. We will make interest payments on the notes semi-annually on May 15 and November 15 of each year, beginning on November 15, 2011, to holders of record at the close of business on the May 1 and November 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

        If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. For this purpose "business day" means a weekday which is not a day when banking institutions in the place of payment are authorized or required by law or regulation to be closed.

        The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under "—Book-Entry System; Delivery and Form," the notes will not be issuable in certificated form.

Guarantees

        Subject to the limitations described in the accompanying prospectus under the heading "Description of Debt Securities—Subsidiary Guarantees," each of our domestic subsidiaries that from time to time is a guarantor under our primary bank credit facility (the "Subsidiary Guarantors") will, jointly and severally, fully, unconditionally and irrevocably guarantee (the "Subsidiary Guarantees") the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of and interest on the notes and our obligations under the indenture. The terms of the guarantees are more fully described in the accompanying prospectus under the heading "Description of Debt Securities—Subsidiary Guarantees."

        Our primary bank credit facility currently requires that a sufficient number of our domestic wholly-owned subsidiaries be guarantors under such facility from to time to ensure that such guarantors, in the aggregate with us, own 90% or more of our consolidated domestic assets and earn 90% or more of our consolidated domestic revenues. Such requirement and calculations do not apply to our non-wholly-owned subsidiaries or securitization special purpose subsidiaries, if any. Our credit facility currently permits the release of all guarantors if we attain both a "BBB" or better rating by S&P and a "Baa2" or better rating by Moody's on our long term senior unsecured public debt without third party credit enhancement (or, if no such debt is outstanding, corporate or similar ratings of us at such levels).

Ranking

        The notes and the Subsidiary Guarantees will be our and the Subsidiary Guarantors respective senior unsecured obligations and will rank equally in right of payment with all our and the Subsidiary Guarantors' respective existing and future senior unsecured obligations.

        The notes and the Subsidiary Guarantees will effectively rank junior to all our and the Subsidiary Guarantors' respective existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. As of April 2, 2011, we and the Subsidiary Guarantors had $0.1 million of secured indebtedness.

        In addition, the notes and the Subsidiary Guarantees will effectively rank junior to all liabilities of our subsidiaries that are not guaranteeing the notes (excluding any amounts owed by such subsidiaries to us or any Subsidiary Guarantor). We derive a portion of our operating income and cash flow from our investments in our subsidiaries that will not become Subsidiary Guarantors. Claims of creditors of our subsidiaries that are not guaranteeing the notes generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our and the Subsidiary Guarantors' respective creditors, including holders of the notes. Accordingly, the notes and the Subsidiary Guarantees will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us or any Subsidiary Guarantor, of our subsidiaries that are not guaranteeing the notes. For the three months ended April 2, 2011 and for the year ended December 31, 2010, our non-guarantor subsidiaries accounted for $341.6 million and $1,189.6 million of our consolidated net sales and $22.2 million and $64.3 million of our consolidated income from continuing operations. As of April 2, 2011, the total outstanding liabilities of our non-guarantor subsidiaries was approximately $1,869.2 million, including trade payables, and the total assets of such subsidiaries was approximately $2,499.2 million. See "Risk Factors—Risks Relating to the Notes—The notes and subsidiary guarantees are effectively subordinated to the indebtedness of our subsidiaries that are not guaranteeing the notes."

Optional Redemption

        We will have the right to redeem the notes, in whole or in part from time to time, at our option, on at least 30 days' but no more than 60 days' prior written notice mailed to the registered holders of the notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; and

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  the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points.

        At any time on or after the date that is three months prior to the maturity date of the notes, we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

        In each case, we will also pay the accrued and unpaid interest on the principal amount being redeemed to the redemption date.

        "Treasury Rate" means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis), computed as of the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

        "Comparable Treasury Price" means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers), and their respective successors, or if at any time any of the above is not a primary U.S. Government securities dealer, we will substitute therefore another primary U.S. Government securities dealer, and (ii) two other nationally recognized investment banking firms selected by us that are primary U.S. Government securities dealers.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

        The notice of redemption will state any conditions applicable to a redemption and the amount of notes to be redeemed. If less than all the notes are to be redeemed, the trustee shall, subject to applicable law, select the notes to be redeemed as follows: (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or (2) on a pro rata basis, if the notes are not listed on any national securities exchange. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

        Except as described above, the notes will not be redeemable by us at our option prior to maturity.

        We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

Special Mandatory Redemption

        We expect to use the net proceeds from this offering as described under "Use of Proceeds" for the acquisition of CPT. The settlement of this offering, however, may occur in advance of the expected date of consummation of the CPT acquisition. In that event, if the CPT acquisition is not consummated by July 31, 2011, the notes are subject to special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, from the date of original issuance to, but not including, the Special Mandatory Redemption Date.

        We, or the trustee on our behalf, will prepare and mail a notice of redemption to each holder within five business days after the occurrence of the event triggering our obligation to redeem the notes. On or before 10:00 a.m., New York City time, on the Special Mandatory Redemption Date, we will deposit with a paying agent money sufficient to pay the redemption price of the notes. If funds sufficient to pay the special mandatory redemption price (including accrued and unpaid interest, if any) of all notes to be redeemed on the Special Mandatory Redemption Date are deposited with the paying agent on or before such Special Mandatory Redemption Date, and certain other conditions are satisfied, on and after such Special Mandatory Redemption Date, the notes will cease to bear interest.

        "Special Mandatory Redemption Date" means the date fifteen (15) calendar days, or the next business day if such date is not a business day, following the earlier to occur of (1) July 31, 2011 if the CPT acquisition has not been consummated on or prior to July 31, 2011 and (2) the date, if any, that our acquisition agreement for CPT is terminated.

Sinking Fund

        The notes will not be entitled to any sinking fund.

Certain Covenants

  Limitation on Liens

        The indenture provides that we will not, and will not permit any Material Subsidiary to, create, assume or guarantee any indebtedness for money borrowed that is secured by Liens on any Principal Property (other than any Lien in favor of us or any Subsidiary Guarantor) without making effective provision for securing the notes equally and ratably with such indebtedness, except that the foregoing restrictions will not apply to:

          (1)   Liens on Principal Property existing at the time we or a Material Subsidiary acquired or leased the Principal Property, including Principal Property acquired by us or a Material Subsidiary through a merger or similar transaction;

          (2)   Liens on any Principal Property acquired, constructed or improved by us or any Material Subsidiary after the date of the indenture, which Liens are created or assumed contemporaneously with, or within 180 days of, such acquisition, construction, improvement or commencement of commercial operation of such Principal Property and which are created to secure, or provide for the payment of, all or any part of the cost of such acquisition, construction or improvement;

          (3)   Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;

          (4)   Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

          (5)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions, which actions have the effect of preventing the forfeiture or sale of the property subject thereto;

          (6)   Liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

          (7)   Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that (x) in the case of judgment and judicial attachment liens, the enforcement of such Liens is effectively stayed, and (y) the aggregate amount secured by all such Liens does not at any time exceed the greater of (i) $25,000,000 and (ii) 0.5% of our Consolidated Total Assets;

          (8)   easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of our businesses and our Subsidiaries;

          (9)   Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such leases are not otherwise prohibited;

          (10) any Lien renewing, extending or replacing any Lien referred to above, to the extent that (a) the principal amount of the indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby; or

          (11) any other Lien on any of our or our subsidiaries' assets or properties that secure indebtedness, liabilities and obligations of us or our subsidiaries in an aggregate amount at the time of the creation of such Lien that, together with the amount of such indebtedness, liabilities and obligations secured by other Liens pursuant to this clause at such time, does not exceed an amount equal to 15% of our Consolidated Net Tangible Assets.

  Limitation on Sale and Leaseback Transactions

        The indenture provides that we will not, and will not permit any Material Subsidiary to, enter into any sale and leaseback transaction covering any Principal Property owned and in full operation for more than 180 days. However, a sale and leaseback transaction will not be prohibited if:

          (1)   the transaction is permitted pursuant to the exception described in the last clause under "—Limitation on Liens;"

          (2)   an amount equal to the greater of (i) the net proceeds of the sale or transfer and (ii) the Attributable Debt of the Principal Property sold (as determined by us) is applied within 180 days to the voluntary retirement of notes or other indebtedness of ours (other than indebtedness subordinated to the notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

          (3)   the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

          (4)   the lease is with us or another Material Subsidiary.

  Certain Definitions

        The following are the meanings of terms that are important in understanding the covenants previously described:

        "Attributable Debt" with regard to a sale and leaseback transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the notes then outstanding under the indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

        "Capital Lease" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the date of the indenture.

        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at our option) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on our most recent consolidated balance sheet and determined in accordance with GAAP.

        "Consolidated Total Assets" means, as of any date of determination, the total assets reflected on the consolidated balance sheet of the Company and its Subsidiaries as of the end of the most recently ended fiscal quarter for which consolidated financial statements have been prepared, determined on a consolidated basis in accordance with GAAP.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States; notwithstanding anything to the contrary in the indenture, the determination of whether a lease constitutes a Capital Lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee's financial statements, shall be determined under generally accepted accounting principles in the United States as in effect on the date of the indenture.

        "Liens" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

        "Material Subsidiary" means each Subsidiary Guarantor and any other Subsidiary of ours which owns a Principal Property, or which, at the time of determination, constitutes a "significant subsidiary" (as such term is defined in Regulation S-X as in effect on the date of the indenture).

        "Person" means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

        "Principal Property" means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by us or any of our Material Subsidiaries, whether owned on the date of the indenture or thereafter acquired, that has a net book value (determined in accordance with GAAP) in excess of 1% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries and is located in the United States of America, Canada or the Commonwealth of Puerto Rico. Any plant, warehouse, office building or parcel of real property or portion thereof which our board of directors in good faith determines is not of material importance to the business conducted by us and our subsidiaries taken as a whole will not be a Principal Property.

        "Subsidiary" means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the subsidiaries or by us and one or more of the subsidiaries.

Offer to Repurchase Upon a Change of Control Triggering Event

        Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have given written notice with respect to a redemption of the notes as described under "—Optional Redemption" or "—Special Mandatory Redemption," each holder of notes will have the right to require us to purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

        Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The notice, if mailed prior to the date of consummation of the

Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

        We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

        We must comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflicts.

        "Change of Control" means the occurrence of any one of the following:

          (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and our subsidiaries taken as a whole to any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to us and/or one or more of our subsidiaries;

          (2)   the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

          (3)   we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

          (4)   the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

          (5)   the approval by the holders of our Voting Stock of any plan for our liquidation or dissolution.

        "Change of Control Triggering Event" means the notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the "Trigger Period") commencing on the date of our first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control or, if earlier, upon abandonment of the Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade); provided, however, that a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a Change of Control if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the purported Change of Control Triggering Event). Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

        "Continuing Director" means, as of any date of determination, any member of our board of directors who:

          (1)   was a member of such board of directors on the date of the issuance of the notes; or

          (2)   was nominated for election or elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

        "Fitch" means Fitch Rating, and its successors.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Rating Agency" means each of Moody's, S&P and Fitch; provided, that if any of Moody's, S&P and Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody's, S&P or Fitch, or all of them, as the case may be.

        "Voting Stock" of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Defeasance

        The notes are subject to defeasance under the conditions set forth in the indenture and described under "Description of Debt Securities—Defeasance and Discharge" in the accompanying prospectus.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Concerning the Trustee

        The trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us or any Subsidiary Guarantor as if it were not the trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

        Wells Fargo Bank, National Association will be the trustee under the indenture. We have banking relationships with Wells Fargo Bank, National Association or its affiliates in the ordinary course of business.

Book-Entry System; Delivery and Form

  Global Notes

        We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form.

        The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

  DTC, Clearstream and Euroclear

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

        We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        We understand that:

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  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

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  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

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  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

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  DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

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  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

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  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

        We expect that under procedures established by DTC:

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  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

        Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

  Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

        Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of atransaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

  Certificated Notes

        We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  •
  we determine not to have the notes represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE, CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

        The following is a summary of certain U.S. federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the purchase, ownership and disposition of the notes. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury Regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the U.S. Internal Revenue Service (the "IRS"), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS or an opinion of counsel has been (or will be) sought on any of the matters discussed below.

        The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, governmental bodies or agencies and instrumentalities thereof, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price and who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, notes held for investment). This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

U.S. Holders

        The term "U.S. Holder" means a beneficial owner of a note that is:

  •
  an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

  •
  a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding the notes should consult their tax advisors.

Taxation of Interest

        All of the notes bear interest at a fixed rate. Moreover, we do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note will generally be includable in income of a U.S. Holder as ordinary income, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. A U.S. Holder using the accrual method of accounting for federal income tax purposes must include interest on the notes in ordinary income as interest accrues. A U.S. Holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must include interest in ordinary income when payments are received, or made available for receipt, by the U.S. Holder.

        In certain circumstances (See "Description of the Notes and Guarantees—Optional Redemption," "Description of the Notes and Guarantees—Special Mandatory Redemption" and "Description of the Notes and Guarantees—Offer to Purchase Upon a Change of Control Triggering Event"), we may pay amounts on the notes that are in excess of the stated interest or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not affect the timing or amount of interest income that holders recognize unless and until any such payment is made. Our determination that these contingencies are remote is binding on the holder, unless the holder discloses its contrary position to the IRS in the manner that is required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be different from that described herein.

Sale, Exchange, or Other Disposition

        A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between:

  •
  the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income, which amount will be taxable as ordinary income); and

  •
  the U.S. Holder's adjusted tax basis in the note.

        Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower U.S. federal income tax rate on their net long-term capital gains than that applicable to ordinary income. U.S. Holders are subject to certain limitations on the deductibility of their capital losses.

Recently-Enacted Legislation Relating to Net Investment Income

        For taxable years beginning after December 31, 2012, recently-enacted legislation is scheduled to impose a 3.8% tax on the "net investment income" of certain United States individuals and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes interest and certain net gain from the disposition of property, less certain deductions.

        Prospective holders should consult their tax advisors with respect to the tax consequences of the new legislation described above.

Information Reporting and Backup Withholding

        U.S. Holders of notes will be subject to information reporting and may be subject, under certain circumstances, to backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from disposition of notes, and redemption premium, if any. Backup withholding generally applies only if the U.S. Holder:

  •
  fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

  •
  furnishes an incorrect taxpayer identification number; or

  •
  fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's U.S. federal income tax liability and such U.S. Holder may be entitled to a refund of any amounts withheld in excess of its actual U.S. federal income tax liability, provided such U.S. Holder files the appropriate returns and/or timely furnishes the required information to the IRS. Certain persons are exempt from backup withholding. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

        We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest and the amount of backup withholding, if any, with respect to the notes.

Non-U.S. Holders

        The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity" and who is not a U.S. Holder (a "Non-U.S. Holder"). In the case of a Non-U.S. Holder who is an individual, the following summary assumes that this individual was not formerly a U.S. citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest

        Subject to the summary of backup withholding rules below, payments of interest on a note to any Non-U.S. Holder will not generally be subject to U.S. federal income tax or withholding provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the Non-U.S. Holder (as discussed below) and the Non-U.S. Holder is not:

  •
  an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

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  a controlled foreign corporation related (within the meaning of the Code) to us through stock ownership;

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  a bank receiving interest on the notes in connection with an extension of credit made pursuant to a loan entered into in the ordinary course of business; or

  •
  receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty applies to the Non-U.S. Holder, as income attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

        In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, the certification requirements provide that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

        A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30%, unless (i) the Non-U.S. Holder provides a properly completed IRS Form W-8BEN and other required documentation evidencing its entitlement to an exemption from (or a reduction of) withholding under an applicable income tax treaty, or (ii) payments of interest on the notes are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies to the Non-U.S. Holder, as income attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) and the Non-U.S. Holder meets the certification requirement discussed at the end of the following paragraph.

        If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (or, in the event that an income tax treaty is applicable, if the payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income purposes, such payments also may be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. federal income tax withholding so long as the Non-U.S. Holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with a properly completed and executed IRS Form W-8ECI.

        Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, or Other Disposition

        Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

  •
  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (or, in the event that an income tax treaty is applicable, such gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

        Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note, although such proceeds generally are not subject to withholding. A non-U.S. Holder should treat any amount received on redemption of a note in the same manner as the non-U.S. Holder treats proceeds received on a sale. If the gain on a disposition of a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (or, in the event that an income tax treaty is applicable, if the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such gain will be subject to U.S. federal income tax in the same manner as interest that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, as described under "—Taxation of Interest" above.

Information Reporting and Backup Withholding

        Any payments of interest on the notes to a Non-U.S. Holder will generally be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of the notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status (e.g., by furnishing the broker with a properly completed and executed IRS Form W-8BEN) or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder's U.S. federal income tax liability (and the Non-U.S. Holder may be entitled to a refund of amounts withheld in excess of the Non-U.S. Holder's U.S. federal income tax liability) provided such Non-U.S. Holder timely furnishes the required information to and/or files the necessary returns or claims with the IRS. We cannot refund amounts once withheld.

        THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

UNDERWRITING

        J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Principal Amount of Notes
J.P. Morgan Securities LLC	$175,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	175,000,000
U.S. Bancorp Investments, Inc.	75,000,000
Mitsubishi UFJ Securities (USA), Inc.	25,000,000
PNC Capital Markets LLC	25,000,000
Wells Fargo Securities, LLC	25,000,000

Total	$500,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering prices less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note	0.650%

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        It is expected that delivery of the notes will be made against payment therefor on or about May 9, 2011, which is the fifth business day following the date hereof (such settlement cycle being referred to as "T+5"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

        We estimate that the total expenses for this offering will be $1.0 million, excluding underwriters' discounts and commissions.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investors as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

        For purposes of this provision, the expression "an offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable you to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 (financial promotion) of the Financial Service and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from, or otherwise involving the United Kingdom.

Hong Kong

        The notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); (2) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder; or (3) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

        The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"); (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and notes of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (A) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (B) where no consideration is given for the transfer; or (C) by operation of law.

Conflicts of Interest

        Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Specifically, affiliates of each of the underwriters are acting as lenders and issuing banks with respect to our revolving credit facility agreement.

        Also, Wells Fargo Bank, National Association is the trustee under the indenture for this offering. Wells Fargo Securities, LLC, an affiliate of Wells Fargo Bank, National Association, is an underwriter in this offering. Wells Fargo Bank, National Association acts as a lender and issuing bank with respect to our revolving credit facility agreement. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to the notes, Wells Fargo Bank, National Association would be deemed to have conflicting interests, by virtue of being an affiliate of a lender under our revolving credit facility agreement and an affiliate of one of the underwriters of the notes. In that event, Wells Fargo Bank, National Association would be required to resign as trustee or eliminate the conflicting interests.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 LEGAL MATTERS

        Certain legal matters relating to the notes will be passed upon for us by Foley & Lardner LLP and for the underwriters by Mayer Brown LLP.

PROSPECTUS

Pentair, Inc.

Common Stock, Preferred Stock, Depositary Shares, Debt Securities,
Warrants, Stock Purchase Contracts and Stock Purchase Units

        We may offer and sell from time to time securities in one or more offerings in amounts, at prices and on terms determined at the time of the offering. This prospectus provides you with a general description of the securities we may offer.

        We may offer and sell the following securities:

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  common stock;

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  preferred stock, which may be convertible into our common stock or other securities;

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  depositary shares;

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  debt securities, which may be senior or subordinated and which may be convertible into our common stock, preferred stock or depositary shares;

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  warrants to purchase common stock, preferred stock, depositary shares or debt securities; and

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  stock purchase contracts and stock purchase units.

        Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold, including the offering price. The supplement or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any supplement and any other offering material carefully before you invest.

        We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

        Our subsidiaries may guarantee any debt securities that we issue under this prospectus. In addition, selling shareholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

        Our common stock is listed on the New York Stock Exchange under the symbol "PNR."

        Investment in our securities involves risks. See "Risk Factors" in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in any prospectus supplement or other offering material or in such other document we refer you to in any prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 2, 2011.

ABOUT THIS PROSPECTUS

        Unless the context otherwise requires, references in this prospectus to "we," "us," "our" and "Pentair" refer to Pentair, Inc., a Minnesota corporation, and its consolidated subsidiaries, collectively. References to "common stock" refer to Pentair's common stock, $0.16 2/3 par value per share, and the attached preferred share purchase rights. References to "preferred stock" refer to Pentair Inc.'s preferred stock, $0.16 2/3 par value per share.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus, and one or more of our shareholders may sell our common stock, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement and in any other offering material. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

        We are not making offers to sell nor soliciting offers to buy, nor will we make an offer to sell nor solicit an offer to buy, securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information appearing in this prospectus, any supplement to this prospectus or any other offering material, or the information we file or previously filed with the SEC that we incorporate by reference in this prospectus, any prospectus supplement and/or other offering material, is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and/or any other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or any other offering material, contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this prospectus, any prospectus supplement and/or any other offering material, including, without limitation, statements regarding our future financial position, business strategy, targets and plans and objectives of management for future operations, are forward-looking statements. These forward-looking statements generally are identified by the words "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "project," or "continue," or similar words or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including, among others, those we identify under "Risk Factors" in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Numerous important factors described in this prospectus, any prospectus supplement and/or other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or other offering material, could affect these statements and could cause actual results to differ materially from our expectations. We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PENTAIR, INC.

        Pentair, Inc. is a focused diversified industrial manufacturing company comprised of two operating segments: Water and Technical Products. Our Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Our Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing standard, modified and custom enclosures that protect sensitive electronics and the people that use them. We were incorporated under the laws of the State of Minnesota in 1966. Our principal executive offices are located at 5500 Wayzata Boulevard, Suite 800, Golden Valley, Minnesota 55416-1259 and our telephone number is (763) 545-1730.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for the periods presented:

Year Ended December 31,					Three Months Ended April 2,
2006	2007	2008	2009	2010	2011
5.2x	4.8x	6.0x	4.3x	7.2x	7.2x

        For purposes of calculating the ratios of earnings to fixed charges, earnings consist of income before income taxes and noncontrolling interests plus equity (income) losses of unconsolidated subsidiaries, plus fixed charges. Fixed charges consist of interest expensed and an estimate of interest within rental expense.

        We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement and/or other offering material.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock summarizes material terms and provisions of our capital stock. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, bylaws and rights agreement, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our restated articles of incorporation provide that we may issue up to 250,000,000 shares of stock, all of which may be issued as common stock. Our board of directors may designate up to 15,000,000 of those shares of stock as preferred stock. We will disclose in an applicable prospectus supplement and/or offering material the number of shares of our common stock then outstanding. As of the date of this prospectus, no shares of our preferred stock were outstanding.

Common Stock

        Each outstanding share of common stock is entitled to one vote on all matters to be submitted to a vote of the shareholders. Because holders of common stock do not have cumulative voting rights, the holders of a simple majority of the shares voted at a meeting at which a quorum is present can elect all of the directors to be elected at that meeting. The shares of common stock are neither redeemable nor convertible and the holders thereof have no preemptive rights to subscribe for or purchase any additional shares of capital stock that we issue.

        The rights of holders of our common stock to receive dividends may be restricted by the terms of any shares of our preferred stock issued in the future or by the terms of our credit facility. If we were to liquidate, dissolve or wind up our affairs, holders of common stock would share proportionally in our assets that remain after payment of all of our debts and liabilities and after any liquidation payments with respect to preferred stock.

Preferred Stock

        We can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, redemption and conversion rights and par value it deems appropriate. However, shares of preferred stock cannot be given more than one vote per share.

        In connection with the issuance of the rights described below, our board of directors has authorized a series of 2,500,000 shares of our preferred stock designated as Series A Junior Participating Preferred Stock. Shares of our Series A Junior Participating Preferred Stock purchasable upon the exercise of the rights will not be redeemable. Each share of our Series A Junior Participating Preferred Stock will be entitled to an aggregate dividend of 100 times the dividend we declare per share of our common stock. In the event of our liquidation, the holders of the shares of our Series A Junior Participating Preferred Stock will be entitled to a payment equal to the greater of $1.00 per share or 100 times the payment we make per share of our common stock. Each share of our Series A Junior Participating Preferred Stock will have 100 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of our Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions. There are no shares of our Series A Junior Participating Preferred Stock currently outstanding.

        If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

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  the series, the number of shares offered and the liquidation value of the preferred stock;

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  the price at which the preferred stock will be issued;

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  the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

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  the liquidation preference of the preferred stock;

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  the voting rights of the preferred stock;

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  whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

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  whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

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  any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

        It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

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  restricting dividends on the common stock;

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  diluting the voting power of the common stock;

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  impairing the liquidation rights of the common stock; and

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  delaying or preventing a change in control of our company.

Rights Agreement

        We have entered into a rights agreement pursuant to which each outstanding share of our common stock has attached to it one right to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each share of our common stock that we issue prior to the expiration of the rights agreement will likewise have attached one right. Unless the context requires otherwise, all references in this prospectus to our common stock include the accompanying rights.

        Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, then each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding common stock, will initially entitle the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a purchase price of $240, subject to adjustment. The rights will only become exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right's then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires our company after a party acquires 15% or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation's common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $.001 until a party acquires 15% or more of our common stock and, after that time, may be exchanged until a party acquires 50% or more of our common stock at a ratio of one share of common stock or one one-hundredth of a share of Series A Junior Participating Preferred Stock per right, subject to adjustment. The rights expire on January 28, 2015, subject to extension. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights from 15% to not less than 10%. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

        The rights have certain anti-takeover effects, in that they could have the effect of delaying, deferring or preventing a change of control in our company by causing substantial dilution to a person or group that attempts to acquire a significant interest in our company on terms not approved by our board of directors.

Articles of Incorporation, Bylaws and Statutory Provisions

        This section describes some provisions of our articles of incorporation and bylaws and laws that could delay, deter or prevent a third party from acquiring control of our company through a tender offer, open market purchases, a proxy contest or other mechanism.

        Articles of Incorporation and Bylaws Provisions.    The provisions in our restated articles of incorporation and bylaws that could delay, deter or prevent a change in control of our company include the following:

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  We have a staggered board of directors with three classes. One class is elected each year for three-year terms.

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  Directors can fill any vacant directorships.

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  Directors may only be removed for cause.

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  There are advance notice requirements for nominating candidates for the board of directors and bringing other business before a meeting of shareholders.

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  Holders of 25% of the outstanding voting shares are required to call a special meeting to consider any action to facilitate or effect a business combination.

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  There are notice and shareholder approval requirements for persons acquiring 20% or more of the outstanding voting power of our capital stock. If these requirements are not complied with, the acquired shares, for a period of one year after acquisition, are denied voting rights, are not transferable and are subject to our option to redeem the shares at the price at which they were acquired.

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  A super-majority representing two-thirds of our outstanding common stock is required to approve a consolidation or merger.

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  If a 20% shareholder acquires more shares or any shareholder acquires more than 50% of the outstanding shares, shareholders have the right to request that we repurchase their shares at the higher of the tender offer price, the acquisition price or the highest market price over a specified period of time. The obligation to repurchase does not apply in the event that:

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  the board recommends that a pending tender offer be accepted or

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  if no tender offer is pending, the board announces that it does not oppose the accumulation of shares.

        Provisions of Minnesota Law.    The Minnesota Business Corporation Act has several provisions that could delay or prevent a change in control.

        In general, Section 302A.671 of the Minnesota Business Corporation Act provides that a corporation's shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. If the acquisition is not approved, we would have the right to redeem the shares at their fair market value within 30 days if the owner of the shares fails to comply with the procedural requirements of Section 302A.671 or our shareholders do not vote to grant voting rights to the shares. This provision does not apply to mergers or exchanges if we are a party to the transaction. This provision also does not apply to shares acquired directly from us.

        In general, Section 302A.673 of the Minnesota Business Corporation Act prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation's voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Section 302A.673 does not apply if a committee of our board of directors consisting of all of our disinterested directors (excluding our current and former officers) approves the proposed transaction or the interested shareholder's acquisition of shares before the interested shareholder becomes an interested shareholder.

        If a tender offer is made for our stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the tender offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of our board of directors consisting of all of our disinterested directors (excluding our current and former officers) approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

        In addition, Minnesota Statutes, Chapter 80B requires a person proposing to acquire 10% or more of the outstanding shares of a Minnesota public corporation to file materials with and obtain approval from the Minnesota Department of Commerce under certain circumstances.

DESCRIPTION OF DEPOSITARY SHARES

        We may, at our option, elect to offer fractional interests in shares of preferred stock rather than a full share of preferred stock. In that event, depositary receipts will be issued for depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock, as described in the applicable prospectus supplement and/or other offering material.

        Any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Pentair, Inc. and the depositary. The prospectus supplement and/or other offering material relating to a series of depositary shares will set forth the name and address of the depositary for the depositary shares and summarize the material provisions of the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented by such depositary share, including dividend and liquidation rights and any right to convert or exchange the preferred stock into other securities.

        We will describe the particular terms of any depositary shares we offer in the applicable prospectus supplement and/or other offering material. You should review the documents pursuant to which the depositary shares will be issued, which will be described in more detail in the applicable prospectus supplement and/or other offering material.

DESCRIPTION OF DEBT SECURITIES

        The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by us and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

        Our debt securities, consisting of notes, debentures and other evidences of indebtedness, may be issued from time to time in one or more series pursuant to, in the case of senior debt securities, a senior indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee, and in the case of subordinated debt securities, a subordinated indenture to be entered into between us and a trustee to be named therein. To the extent any of the debt securities will be guaranteed (the "Subsidiary Guarantees") by one or more of our subsidiaries (the "Subsidiary Guarantors"), the Subsidiary Guarantors guaranteeing such debt securities will enter into a supplemental indenture to the applicable indenture with us and the applicable trustee.

        Because the following is only a summary of selected provisions of the indentures and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the base indentures and any supplemental indentures thereto or officer's certificate or board resolution related thereto. We urge you to read the indentures because the indentures, not this description, define the rights of the holders of the debt securities. The senior indenture and the subordinated indenture will be substantially in the forms included as exhibits to the registration statement of which this prospectus is a part. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        Unless we inform you otherwise in the prospectus supplement, "Senior Debt" will mean all of our indebtedness, including guarantees, unless the indebtedness states that it is not senior to the subordinated debt securities. In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to "we," "us," and "our" refer to Pentair, Inc. only and not to any of its subsidiaries.

General

        Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither indenture limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series.

        We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities.

        When we refer to "debt securities" or a "series of debt securities," we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to a prospectus supplement, we mean the prospectus supplement describing the specific terms of the applicable debt security. The terms used in a prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

        The senior debt securities will constitute our unsecured and unsubordinated indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior in right of payment to all of our subordinated indebtedness outstanding from time to time. The debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness we may have with respect to the assets securing that indebtedness. The subordinated debt securities will constitute our unsecured and subordinated obligations and will rank junior to all of our senior indebtedness and may rank equally with or senior to other subordinated indebtedness we may issue from time to time.

        The debt securities will effectively rank junior to all liabilities of our subsidiaries that do not guarantee the debt securities (excluding any amounts owed by such subsidiaries to us or any Subsidiary Guarantor). Claims of creditors of our subsidiaries that do not guarantee the debt securities generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of any debt securities. Accordingly, any debt securities will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

        Unless we inform you otherwise in the prospectus supplement, neither indenture will contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. In addition, unless we inform you otherwise in the prospectus supplement, the indentures will not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

        The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

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  whether the debt securities will be senior or subordinated debt securities;

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  whether the debt securities will be guaranteed by any of our subsidiaries;

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  the title of the debt securities;

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  the total principal amount of the debt securities;

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  whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders and the name of the depositary for the debt securities, if other than The Depository Trust Company ("DTC"), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt securities in book-entry form only;

  •
  the date or dates on which the principal of and any premium on the debt securities will be payable;

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  any interest rate, the date from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the record dates for any such interest payments;

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  whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

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  the place or places where payments on the debt securities will be payable;

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  any provisions for optional redemption or early repayment;

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  any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

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  the denominations in which we will issue the debt securities if other than $2,000 and integral multiples of $1,000 in excess thereof;

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  whether payments on the debt securities will be payable in foreign currency or another form and whether payments will be payable by reference to any index or formula;

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  the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

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  whether the provisions described below under the heading "—Defeasance and Discharge" apply to the debt securities;

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  any changes or additions to the events of default or covenants described in this prospectus;

  •
  any restrictions or other provisions relating to the transfer or exchange of debt securities;

  •
  any terms for the conversion or exchange of the debt securities for other securities;

  •
  with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

  •
  any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

        We may sell the debt securities at a discount, which may be substantial, below their stated principal amount.

        These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States ("U.S.") federal income tax consequences and other special considerations.

        If we sell any of the debt securities for any foreign currency or if payments on the debt securities are payable in any foreign currency, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency.

Subsidiary Guarantees

        If specified in the prospectus supplement, one or more Subsidiary Guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantors with respect to that series of debt securities.

        Subject to the limitations described below and in the applicable prospectus supplement, the Subsidiary Guarantors will, jointly and severally, fully, unconditionally and irrevocably guarantee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, interest and additional amounts, if any, on the debt securities and all of our other monetary obligations under the indentures.

        The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

        In the case of senior debt securities, a Subsidiary Guarantor's Subsidiary Guarantee will be an unsecured and unsubordinated obligation of that Subsidiary Guarantor, will be equal in right of payment to all existing and future unsecured and unsubordinated indebtedness of that Subsidiary Guarantor and will be senior in right of payment to all existing and future subordinated indebtedness of that Subsidiary Guarantor.

        In the case of subordinated debt securities, a Subsidiary Guarantor's Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the subordinated debt securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated indenture.

        The Subsidiary Guarantee of a Subsidiary Guarantor will effectively rank junior to all liabilities of such Subsidiary Guarantor's subsidiaries that are not also Subsidiary Guarantors (excluding any amounts owed by such subsidiaries to the Subsidiary Guarantor, another Subsidiary Guarantor or us). Claims of creditors of non-guarantor subsidiaries of a Subsidiary Guarantor generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of such Subsidiary Guarantor, including holders of any debt securities. Accordingly, any Subsidiary Guarantee will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

        Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment.

        If a Subsidiary Guarantee were rendered void or voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero.

        The Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released and discharged, without the consent of the holders of the debt securities, and no further action by us, any Subsidiary Guarantor or the trustee shall be required for such release (unless we shall notify the trustee that no release and discharge shall occur as a result thereof) upon:

  •
  the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor to a person or entity other than us or any of our subsidiaries in a transaction or series of transactions not prohibited by the indenture;

  •
  the sale or other disposition of all or substantially all the assets of such Subsidiary Guarantor to a person or entity other than us or any of our subsidiaries in a transaction or series of transactions not prohibited by the indenture;

  •
  our exercise of our legal defeasance option under "—Defeasance and Discharge" or the discharge of our obligations under the applicable indenture in accordance with the terms of the applicable indenture; or

  •
  the delivery of an officer's certificate to the trustee that such Subsidiary Guarantor does not guarantee our obligations under our primary bank credit facility.

        At any time after the issuance of the debt securities described in the prospectus supplement, including following any release of a Subsidiary Guarantor from its Subsidiary Guarantee, we will cause any of our subsidiaries that is a guarantor under our primary bank credit facility to execute deliver to the trustee a supplemental indenture pursuant to which such subsidiary will guarantee payment of the debt securities of such series on the same terms and conditions as those set forth in the indenture. Thereafter, such subsidiary shall be a Subsidiary Guarantor for all purposes of such series until such Subsidiary Guarantee is released in accordance with the provisions of the applicable indenture.

Consolidation, Merger or Sale of Assets

        We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign (excluding any assignment solely as collateral for security purposes under a credit facility but not any outright assignment upon the foreclosure on any such collateral), convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any person or persons in a single transaction or through a series of related transactions, unless:

  •
  we shall be the successor or continuing person or, if we are not the successor or continuing person, the resulting, surviving or transferee person (the "surviving entity") is a company organized and existing under the laws of the United States, any State thereof or the District of Columbia that expressly assumes all of our obligations under the debt securities and the indenture pursuant to a supplemental indenture executed and delivered to the trustee;

  •
  immediately after giving effect to such transaction or series of related transactions, no default has occurred and is continuing; and

  •
  we or the surviving entity will have delivered to the trustee an officers' certificate and opinion of counsel stating that the transaction or series of related transactions and a supplemental indenture, if any, complies with the indenture.

        If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the surviving entity will succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such surviving entity had been named as us. We will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

        Notwithstanding the foregoing, we may merge or consolidate into or with, or directly or indirectly sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any Subsidiary Guarantor.

Events of Default

        Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

  •
  our failure to pay any installment of interest on or any additional amounts with respect to any debt security of that series when due and such default continues for 30 days or longer, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

  •
  our failure to pay the principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

  •
  our failure to comply with the covenant prohibiting certain consolidations, mergers and sales of assets;

  •
  our failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series issued under that indenture;

  •
  an event of default under the terms of any indenture or instrument for borrowed money under which we or any Material Subsidiary has outstanding an aggregate principal amount of at least $75,000,000, which event of default results in an acceleration of the payment of all or a portion of such indebtedness for money borrowed (which acceleration is not rescinded or annulled within 30 days after notice of such acceleration).

  •
  our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

  •
  if any Subsidiary Guarantor has guaranteed the debt securities of such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable indenture) or any Subsidiary Guarantor or any person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable indenture);

  •
  specified events involving bankruptcy, insolvency or reorganization of Pentair or its Material Subsidiaries; and

  •
  any other event of default provided for in that series of debt securities.

        We may change, eliminate or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement. A default under one series of debt securities will not necessarily be a default under any other series.

        If an event of default relating to certain events of our bankruptcy or insolvency occurs, all then outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default for any series of debt securities occurs and is continuing, the trustee may and, at the direction of the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series shall, declare all of those debt securities to be due and payable immediately by notice in writing to us and, in case of a notice by holders, also to the trustee specifying the respective event of default and that it is a notice of acceleration.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default for such series if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest, premium or additional amounts, if any.

        Subject to the provisions of the applicable indenture relating to the duties of the trustee, in case an event of default for any series occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debt securities of that series unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or additional amounts, if any, or interest when due, no holder of debt securities of a series may pursue any remedy with respect to the indenture or the debt securities unless:

  •
  such holder has previously given the trustee notice that an event of default is continuing with respect to that series;

  •
  holders of at least 25% in aggregate principal amount of the debt securities of that series have requested the trustee to pursue the remedy;

  •
  such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

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  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

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  holders of a majority in aggregate principal amount of the debt securities of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

        Holders of a debt security are entitled at any time, however, to bring a lawsuit for the payment of money due on a debt security on or after its stated maturity (or, if a debt security is redeemable, on or after its redemption date).

        The holders of a majority in aggregate principal amount of the debt securities of any series by notice to the trustee may, on behalf of the holders of all of the debt securities of that series, rescind an acceleration or waive any existing default or event of default for such series and its consequences under the indenture except a continuing default or event of default in the payment of interest, additional amounts or premium on, or the principal of, the debt securities.

        With respect to subordinated debt securities, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described below under "—Subordination."

        Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request for the trustee and how to declare or cancel an acceleration of the maturity.

        We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon our becoming aware of any default or event of default, we are required within five business days to deliver to the trustee a statement specifying such default or event of default.

  Certain Definitions

        The following are the meanings of terms that are important in understanding the events of default previously described:

        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at our option) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on our most recent consolidated balance sheet and determined in accordance with GAAP.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States; notwithstanding anything to the contrary in the indenture, the determination of whether a lease constitutes a Capital Lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee's financial statements, shall be determined under generally accepted accounting principles in the United States as in effect on the date of the indenture.

        "Material Subsidiary" means each Subsidiary Guarantor and any other Subsidiary of ours which owns a Principal Property, or which, at the time of determination, constitutes a "significant subsidiary" (as such term is defined in Regulation S-X as in effect on the date of the indenture).

        "Principal Property" means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by us or any of our Material Subsidiaries, whether owned on the date of the indenture or thereafter acquired, that has a net book value (determined in accordance with GAAP) in excess of 1% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries and is located in the United States of America, Canada or the Commonwealth of Puerto Rico. Any plant, warehouse, office building or parcel of real property or portion thereof which our board of directors in good faith determines is not of material importance to the business conducted by us and our subsidiaries taken as a whole will not be a Principal Property.

        "Subsidiary" means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, partnership or other legal entity, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries.

Subordination

        Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if:

  •
  we fail to pay the principal, interest or premium on any Senior Debt when due; or

  •
  any other event of default (a "non-payment default") occurs with respect to any Senior Debt that we have designated, if the non-payment default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

        Unless we inform you otherwise in the prospectus supplement, a non-payment default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the designated Senior Debt give the trustee for the subordinated debt securities notice of the non-payment default.

        The subordination will not affect our obligation, which will be absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination will not prevent the occurrence of any default under the subordinated indenture.

        Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Modification and Waiver

        Except as provided in the next four succeeding paragraphs, each indenture and the debt securities issued under each indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of each series affected by the change, voting as separate classes for this purpose, and any existing default or event of default or compliance with any provision of the indenture or the debt securities may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities of each series affected by the waiver, voting as separate classes for this purpose, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.

        Without the consent of each holder of debt securities of the series affected, an amendment, supplement or waiver may not (with respect to any debt securities of such series held by a non-consenting holder):

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of any debt security or change its stated maturity, or alter the provisions relating to the redemption or repurchase of any debt securities;

  •
  reduce the rate of or change the time for payment of interest on any debt security;

  •
  waive a default or event of default in the payment of principal of, or interest or premium, or any additional amounts, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

  •
  make payments on any debt security payable in currency other than as originally stated in the debt security;

  •
  make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities;

  •
  waive a redemption payment with respect to any debt securities;

  •
  impair a holder's right to sue for payment of any amount due on its debt security;

  •
  release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

  •
  make any change in the preceding amendment, supplement and waiver provisions; or

  •
  with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.

        We may not amend the subordinated indenture to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of Senior Debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such Senior Debt), except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of each affected series then outstanding, voting as separate classes, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series.

        Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

        We and the trustee may supplement or amend each indenture or the debt securities without notice to or the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  to establish the form or terms of debt securities of any series as permitted by the indenture;

  •
  to provide for the assumption of our or any Subsidiary Guarantor's obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of our or any Subsidiary Guarantor's properties or assets, as applicable;

  •
  to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder;

  •
  to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act;

  •
  to add to our or any Subsidiary Guarantor's covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power herein conferred upon us or any Subsidiary Guarantor;

  •
  to add additional events of default with respect to all or any series of debt securities;

  •
  to change or eliminate any of the provisions of the indenture; provided that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by such change in or elimination of such provision;

  •
  to supplement any provision of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities so long as any action does not adversely affect the interest of holders of securities of that or any other series in any material respect;

  •
  to add any Subsidiary Guarantor with respect to any series of debt securities or release any Subsidiary Guarantor, in each case pursuant to the terms of the indenture;

  •
  to secure the debt securities;

  •
  to evidence and provide for the acceptance under the indenture of a successor trustee, each as permitted under the indenture; or

  •
  to conform the text of the indenture or any debt securities to the description thereof in any prospectus or prospectus supplement of us with respect to the offer and sale of such debt securities, to the extent that such provision is inconsistent with a provision of the indenture or the debt securities, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series, as set forth in an officer's certificate.

Special Rules for Action by Holders

        Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

        In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

        We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Defeasance and Discharge

  Defeasance

        When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture.

        If we deposit with the trustee under an indenture any combination of money or government securities sufficient, in the opinion of an independent firm of certified public accountants, to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

  •
  we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance"); or

  •
  we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series and other specified covenants under the applicable indenture, and the related events of default will no longer apply ("covenant defeasance").

        If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

        Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

  Satisfaction and Discharge

        An indenture will be discharged and will cease to be of further effect with respect to the debt securities of a series issued under that indenture, except for our obligation to register the transfer of and exchange debt securities of that series, when:

  •
  either:

  •
  all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

  •
  all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

  •
  no default or event of default has occurred and is continuing on the date of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any subsidiary is a party or by which we or any subsidiary is bound;

  •
  we or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  •
  we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

        In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

        New York law will govern the indentures and the debt securities, without regard to conflicts of laws principles thereof.

The Trustee

        Wells Fargo Bank, National Association will be the trustee under the senior indenture. We have banking relationships with Wells Fargo Bank, National Association or its affiliates in the ordinary course of business. The trustee under the subordinated indenture will be named in the applicable prospectus supplement.

        If the trustee becomes a creditor of Pentair or any Subsidiary Guarantor, the applicable indenture will limit the right of the trustee to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to that series, subject to certain exceptions. The indenture will provide that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Payments and Paying Agents

        Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner's right to receive payments will be governed by the rules and practices of the depositary and its participants.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment on the debt securities of that series are authorized or required by law to close.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

        Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to a holder will be repaid to us. After that one-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Redemption or Repayment

        If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in the applicable prospectus supplement.

        We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Notices

        Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

        The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

        Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

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  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

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  the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

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  the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

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  the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

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  the date on which the right to exercise such warrants will commence and the date on which such right will expire;

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  U.S. federal income tax consequences applicable to such warrants;

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  the number of warrants outstanding as of the most recent practicable date; and

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  any other terms of such warrants.

        Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with provisions described in the applicable prospectus supplement and/or other offering material.

        Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement and/or other offering material relating to such warrants.

        Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to in this prospectus as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

        The stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

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  if applicable, a discussion of material U.S. federal income tax considerations; and

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  any other information we think is important about the stock purchase contracts or the stock purchase units.

If we issue stock purchase units where debt obligations of third parties are used as security for your obligations to purchase or sell shares of common stock or preferred stock, depositary shares or other securities, we will include in the prospectus supplement and/or other offering material relating to the offering information about the issuer of the debt securities. Specifically, if the issuer has a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is either eligible to register its securities on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") or meets the listing criteria to be listed on a national securities exchange, we will include a brief description of the business of the issuer, the market price of its securities and how you can obtain more information about the issuer. If the issuer does not meet the criteria described in the previous sentence, we will include substantially all of the information that would be required if the issuer were making a public offering of the debt securities.

SELLING SHAREHOLDERS

        We may register shares of common stock covered by this prospectus for re-offers and resales by any selling shareholders to be named in a prospectus supplement. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder's shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares by a selling shareholder under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholders, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by each selling shareholder.

PLAN OF DISTRIBUTION

        We may sell our securities, and any selling shareholder may sell shares of our common stock, in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us or any selling shareholders to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent's commission, dealer's purchase price or underwriter's discount. Any selling shareholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling shareholders may be deemed to be

"underwriters" within the meaning of Section 2(11) of the Securities Act, selling shareholders may be subject to the prospectus delivery requirements of the Securities Act.

        Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

        The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

        Offers to purchase securities may be solicited directly by us or any selling shareholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

        If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling shareholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling shareholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

        Offers to purchase securities may be solicited directly by us or any selling shareholder and the sale thereof may be made by us or any selling shareholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

        Any selling shareholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

        Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling shareholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

        We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We or any selling shareholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

        We or any selling shareholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

        Additionally, any selling shareholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling shareholder. Any selling shareholder also may sell shares short and redeliver shares to close out such short positions. Any selling shareholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling shareholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling shareholder's securities or in connection with the offering of other securities not covered by this prospectus.

        Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling shareholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us or any selling shareholder may arrange for other broker-dealers to participate in the resales.

        Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

        Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries or any selling shareholder in the ordinary course of business.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 000-04689). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

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  incorporated documents are considered part of this prospectus;

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  we are disclosing important information to you by referring you to those documents; and

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  information we file with the SEC will automatically update and supersede information contained in this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

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  our Annual Report on Form 10-K for the year ended December 31, 2010 (excluding Item 8 which has been updated by the Current Report on Form 8-K dated May 2, 2011),

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  our Quarterly Report on Form 10-Q for the quarter ended April 2, 2011 (excluding Item 1 of Part I which has been updated by the Current Report on Form 8-K dated May 2, 2011);

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  our Current Reports on Form 8-K dated April 2, 2011, April 28, 2011, April 28, 2011 and May 2, 2011;

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  the description of our common stock contained in our Registration Statement on Form 8-A, dated January 29, 1996, and any amendment or report updating that description; and

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  the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, dated December 13, 2004, and any amendment or report updating that description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

        You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Minneapolis, MN 55416-1259
Attention: Secretary
(763) 545-1730

        You can also find these filings on our website at www.pentair.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

        You should not assume that the information in this prospectus, any prospectus supplement and/or other offering material, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus, any prospectus supplement and/or other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The opinions of Foley & Lardner LLP and Mayer Brown LLP, counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Pentair, Inc.'s Current Report on Form 8-K dated May 2, 2011 and the effectiveness of Pentair Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Pentair, Inc.

$500,000,000

5.000% Senior Notes due 2021

Prospectus Supplement

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

US Bancorp

Co-Managers

Mitsubishi UFJ Securities

PNC Capital Markets LLC

Wells Fargo Securities

May 2, 2011